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                                                                    EXHIBIT 23.1


Board of Directors
American Physicians Service Group, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for income taxes.


                                        /s/ KPMG Peat Marwick LLP

Austin, Texas
August 25, 1995